CEO's Message to Shareholders

March 20, 2001

To Our Shareholders:

    I am delighted to report to you on our operating results for the year 2000. We had record earnings for the sixth consecutive year by continuing our on-going strategies to promote relationship banking.
   You will see that the cover of this report highlights our belief that our future success requires that we be both "high tech" and "high touch". During this message, I will outline for you our recent accomplishments and our plans for using high tech/ high touch to promote growth, to increase earnings and to enhance shareholder value.

    Last year, we reported to you that our strategic plan calls for expansion in three areas: (1) expanding our customer base and our volume within our current markets; (2) expanding into new market areas which are complementary and compatible; and (3) providing new products and services which will provide non-interest or fee income. I am pleased to report to you that we had a successful year in all three areas.

    What does it mean to have successful growth? In all three areas, I think it means the growth must be compatible and controllable and, most importantly, it must result in a positive addition to the bottom line. We must balance growth in size and location with an increase in earnings. We know that, as we add new offices or new products, there will be costs that will affect our bottom line. However, if we do our planning, evaluation and implementation properly, these costs will soon be offset by increased revenue.

    So how did we do with our growth in 2000. We continued to experience growth in our existing markets, especially in the Martinsville/Henry County area. We have taken a bigger share of the "pie" in our current markets. In the last quarter, we expanded our service area to the east by the opening of a new office in South Boston, Virginia. The initial reaction to our presence in that market has been very favorable and we believe this will be an important area for us in the future.

    Using our new subsidiary operation, ANB Investor Services, we added to our product base through the offering of mutual funds, annuities and other brokerage services. We expanded our coverage for our Trust and Investment Services Division through the establishment of a trust office in Martinsville.

    We believe that this growth was compatible and controllable. Was it a positive addition to the bottom line? Yes, without a doubt. We increased earnings by 9.5% with net income of $8.676 million for 2000, compared to $7.924 million in 1999. Earnings per share rose to $1.42 in 2000 from $1.30 in the prior year. As the accompanying chart shows, we have experienced a positive increase in earnings per share during the past several years.

    Our assets grew to $541 million at December 31, 2000, an increase of 10.2% from the prior year. Our assets have increased by 28% during the last three years. We believe that this growth, coupled with our earnings increase, is evidence of the success of our strategic expansion planning.

    Since our major source of income is lending, we are very pleased that our net loans increased 15.7% during 2000. We are equally pleased that our loan quality continued to exceed industry standards, with 2000 net charge-offs at 0.13% of average net loans and non-performing loans at 0.11% of net loans at December 31, 2000. The chart marked "Non-Performing Assets % and Net Charge-Offs %" shows us compared to a peer group of Virginia publicly-traded financial institutions with assets between $350 million and $1.2 billion. You can see that we favorably exceed the peer group average in both categories measuring credit quality.

    To fund these loans, we need deposits. Our deposits increased 10.6% in 2000 to $427 million and we increased our repurchase agreements (repos), which are similar to deposits, by 27.2% over the prior year-end. We continue to have a favorable loan-to-deposit ratio.

    As we evaluate our growth in loans and deposits for 2000, we believe they meet our test of being compatible and controllable and adding to the bottom line.

    We realize that, to be successful in the future, we must increase our non-interest fee income. Our expanding Trust and Investment Services Division had another record year with gross income exceeding $2.658 million. Other fee income increased 8% to $2.12 million.

    I stated earlier that we must be "high tech" and "high touch" as we go forward. What does this mean to an organization such as ours. We continue to believe that we must develop and maintain relationships with our customers. We have seen the wisdom and the success of our guiding principle that we must "identify and respond to our customers' changing needs and expectations".

    Technology is not inexpensive. We must balance the cost of technology with the need to provide our customers with expanding services. We have committed, and will continue to commit, such resources to technology as we believe are reasonably necessary to meet our customers' changing needs and expectations. During the year 2000, we implemented additions to our wide-area network to provide better customer service by our tellers, our CSR's and our loan officers. We have several projects planned for 2001, including internet banking and imaging.

    "High tech" alone is not sufficient for future success. It must be combined with continued "high touch", which means we must continue to be a community banking organization with local, responsive decision-making and we must continue to build long-term relationships with our customers so they will look to us as their primary and preferred provider of financial services. This means we must continue to develop a corporate culture which inculcates these attributes. We know we must focus on hiring, retaining, training and adequately compensating quality staff members. Quality sales-quality service (QSQS) continues to be a high priority for us. We believe that we cannot have quality sales without quality service or vice versa and our mission statement emphasizes this commitment.

    The year 2000 was an important year for our organization. Our assets now exceed $500 million. We continue to exhibit safety and soundness, which are important to our customers - especially our depositors. We ended the year with equity exceeding $63 million and with our average equity being 11.54% of our average assets. This significantly exceeds the average equity-to-asset ratio of the Virginia peer group described above. We continue to be considered by regulators to be "well-capitalized", the highest classification given by them. This high ratio gives us flexibility to take advantage of business opportunities, such as our recent expansion into Martinsville, Chatham and South Boston.

    Return on average assets (ROA) is one of the standards by which banking organizations are measured. Our ROA for 2000 was 1.70%, up from 1999 and prior years. This ROA puts us in a category most consider as "high-performing". Another measurement is return on average equity (ROE). Our ROE for 2000 was 14.74%, up from 14.17% in 1999. Our high equity-to-asset ratio negatively impacts our ROE. Our strategic plan calls for us to continue to improve our ROE while maintaining our strong capital base. We are pleased that we exceed the average ROA and ROE for Virginia peer group described above.

    One additional measurement for banks is the efficiency ratio, which is the sum of the net interest income (on a taxable equivalent basis) and the non-interest income divided into the non-interest expense (not including amortization of core deposit intangibles). Our efficiency ratio for 2000 was 46.5%. Simply stated, it tells us that we spent 46.5 cents of non-interest expense from each dollar of income. The majority of the banks have efficiency ratios in the 55% to 65% range. In this case (as with ratios of non-performing assets and net charge-offs), the lower the number, the better the result. We take pride in maintaining consistently an efficiency ratio below 50%. Again, the fine balance is growth without letting expenses get out-of-hand.

    We have four bank-wide goals for 2001 that, we believe, will sharpen our high tech/high touch focus on future growth and profitability. They are : (1) to increase our net interest income; (2) to increase our non-interest income; (3) to maintain our excellent efficiency ratio; and (4) to increase the number of households with multiple services.

    We continue to realize that the bank and the holding company belong to you, our shareholders. We continue to work diligently to enhance the on-going value of your interest in this organization. We increased the 2000 dividend 11.4% over the 1999 dividend. We, like other publicly-traded companies (and particularly, financial institutions), suffered the erratic actions of the stock market in 2000. We believe the steps described above are the appropriate action to promote continued enhancement of your investment.

    On December 31, 2000, Carl T. Yeatts retired after 42 &frac12; years service with the bank, most recently as Senior Vice President and Senior Loan Officer. Many of you know Tommy and, perhaps, have been assisted by him here at the bank. We all will miss his professionalism and his gentle manner. We thank him for his long and valuable service and we wish him and his wife, Linda, a long and enjoyable retirement.

    As we move into 2001, I am confident that we can continue to grow, to increase earnings and to enhance shareholder value. I have such confidence because of our fine employees and the strong management team we have in place. The new year brings exciting opportunities for all of us. Thank you for your continued support.

Very truly yours,

Charles H. Majors

President & Chief Executive Officer